                               SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549

                                            FORM S-3

                                     REGISTRATION STATEMENT
                                              UNDER
                                   THE SECURITIES ACT OF 1933

                                  DEL GLOBAL TECHNOLOGIES CORP.
                     (Exact Name of Registrant as Specified in its Charter)

          NEW YORK                  11550 WEST KING STREET,         13-1784308
(State or other jurisdiction of     FRANKLIN PARK, IL 60131     (I.R.S. Employer
incorporation or organization)           (847) 288-7000        Identification No.)
                                (Address, Including Zip Code,
                                     and Telephone Number,
                                    Including Area Code, of
                                    Registrant's Principal
                                       Executive Offices)

                                         JAMES A. RISHER
                              CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                  DEL GLOBAL TECHNOLOGIES CORP.
                                     11550 WEST KING STREET
                                 FRANKLIN PARK, ILLINOIS, 60131
                                         (847) 288-7000
                   (Name, Address, and Telephone Number of Agent for Service)

                                            COPY TO:
                                    JEFFREY S. SPINDLER, ESQ.
                       OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                        65 EAST 55TH ST.
                                     NEW YORK, NY 10022-1106
                                         (212) 451-2300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant
to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective
registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. |_|

If this Form is a registration statement pursuant to General Instruction I.D. Or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the
following box. |_|

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities
Act, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED
                                                          PROPOSED        MAXIMUM
                                         AMOUNT TO        MAXIMUM         AGGREGATE         AMOUNT OF
       TITLE OF EACH CLASS OF               BE         OFFERING PRICE     OFFERING         REGISTRATION
     SECURITIES TO BE REGISTERED       REGISTERED(1)    PER SHARE(1)        PRICE              FEE
--------------------------------       -------------   --------------   ----------------   ------------
Common Stock, par value $.10 per
share                                      ____ (2)    $    1.80        $ 10,000,000 (3)    $ 1,070
Rights to Purchase Common Stock, par
value $.10 per share                      [____](4)          N/A             N/A            $  0.00(5)

----------

(1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)  In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.

(3)  Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

(4)  Evidencing the rights to subscribe for [________] shares of common stock, par value $.10 per share.

(5)  The rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE
SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES
IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 12, 2006

                                   PROSPECTUS

                          DEL GLOBAL TECHNOLOGIES CORP.

                     UP TO [________] SHARES OF COMMON STOCK

         Del Global Technologies Corp. is distributing at no charge to the holders of our common stock, par value $0.10 per share, non-transferable subscription rights to purchase up to an aggregate of [________] shares of our common stock at a subscription price of $[___] per share, for up to an aggregate purchase price of $[________]. Each stockholder will receive one subscription right for each share of our common stock owned on [______] [_], 2006 and each subscription right will entitle its holder to purchase one share of our common stock at the subscription price.

         The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. The net proceeds will be used for debt repayment, anticipated working capital needs and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we in serious discussions to acquire or invest in any business, product or technology. See "Use of Proceeds." We expect that the total purchase price of the shares offered in this rights offering to be $10 million, assuming full participation. Our largest stockholder, Steel Partners II, L.P. has indicated to us that it intends to exercise all of its rights, including oversubscription rights for the maximum amount of shares it can over-subscribe for without endangering the availability of the Company's net operating loss carryforwards under Section 382 of the Internal Revenue Code. We reserve the right to limit the exercise of rights by certain stockholders in order to protect against an unexpected "ownership change" for federal income tax purposes. This may affect our ability to receive gross proceeds of up to $10 million in the rights offering.

         The subscription rights will be distributed and exercisable beginning on [______] [_], 2006, the record date of this rights offering. The subscription rights will expire and will have no value if they are not exercised prior to
5:00 p.m., New York City time, on [______] [_], 2006, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire. You should carefully consider whether or not to exercise your subscription rights before the expiration date. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.

         There is no minimum number of shares that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription right. Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in the rights offering. Rights that are not exercised by the expiration date will expire and have no value.

         The subscription rights may not be sold or transferred except to affiliates of the recipient and by operation of law.

         Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol  "DGTC.PK." On December 11, 2006, the closing bid price of our common stock as reported on the OTC Bulletin  Board was
$1.80 per share.

                                         PER SHARE              AGGREGATE
                                     ---------------------  ------------------
Subscription Price                   $     [___]            $     [___]
Estimated Expenses                   $     [___]            $     [___]
Net Proceeds to Del Global           $     [___]            $     [___]

         Our principal executive office is located at 11550 West King Street,
Franklin Park, Illinois, 60131. Our telephone number at that address is (847)
288-7000. Our website is located at http://www.delglobal.com.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY
CONSIDER THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS BEFORE
EXERCISING YOUR RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

               The date of this prospectus is [______] [_], 2006.

                                Table of Contents
                                -----------------

                                                                            Page
                                                                            ----

                               PROSPECTUS SUMMARY

         This summary highlights and is qualified in its entirety by information contained elsewhere in this document. You should read this entire document carefully, including the section entitled "Risk Factors" and our financial statements and the related notes included elsewhere in this document or incorporated by reference herein. Unless the context otherwise requires, "Del
Global," the "Company," "we," "our," "us" and similar expressions refer to Del
Global Technologies Corp. and its subsidiaries, and the term "common stock"
means Del Global Technologies Corp.'s common stock, par value $.10 per share.

OUR COMPANY

         Del Global Technologies Corp., a New York corporation (the "Company"), was incorporated in 1954. We are engaged in developing, manufacturing and marketing medical imaging equipment and power conversion subsystems and components worldwide. Our products include stationary and portable medical diagnostic imaging equipment and electronic systems and components such as electronic filters, transformers and capacitors.

         Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "DGTC.PK."

         We are headquartered in Franklin Park, IL. The mailing address of our headquarters is 11550 West King Street, Franklin Park, IL 60131 and our
telephone number is (847) 288-7000. Our website is located at
http://www.delglobal.com.

RECENT DEVELOPMENTS

         On November 17, 2006, at a special meeting of stockholders called for such purpose by the Company, a majority of stockholders approved a proposal to increase the authorized number of shares of common stock from 20,000,000 to
50,000,000 shares in order to have a sufficient number of shares of common stock to provide a reserve of shares available for issuance to meet business needs as they may arise in the future.

THE RIGHTS OFFERING

RIGHTS                               We will distribute to each stockholder of
                                     record on [______] [_], 2006, at no charge,
                                     one non-transferable subscription right for
                                     each share of our common stock then owned.
                                     The rights will be evidenced by
                                     non-transferable rights certificates. If
                                     and to the extent that our stockholders
                                     exercise their right to purchase our common
                                     stock, we will issue up to [_________]
                                     shares and receive gross proceeds of up to
                                     $10.0 million in the rights offering.

SUBSCRIPTION RIGHTS                  Each subscription right will entitle the
                                     holder to purchase [__] share of our common
                                     stock for $[___], the subscription price.

SUBSCRIPTION PRICE                   $[___] per share.

RECORD DATE                          [______] [_], 2006.

EXPIRATION DATE                      5:00 p.m., New York City time, on [______]
                                     [_], 2006, subject to extension.

AMENDMENT, EXTENSION AND             We may extend the expiration date at any
TERMINATION                          time after the record date. We may amend or
                                     modify the terms of the rights offering. We
                                     also reserve the right to terminate the
                                     rights offering at any time prior to the
                                     expiration date for any reason, in which
                                     event all funds received in connection with
                                     the rights offering will be returned
                                     without interest or deduction to those
                                     persons who exercised their subscription
                                     rights.

NON-TRANSFERABILITY OF RIGHTS        The subscription rights are not
                                     transferable except to affiliates of the
                                     recipient and by operation of law.

PROCEDURE FOR EXERCISING             You may exercise your subscription rights
SUBSCRIPTION RIGHTS                  by properly completing and executing your
                                     rights certificate and delivering it,
                                     together in full with the subscription
                                     price for each share of common stock you
                                     subscribe for, to the subscription agent on
                                     or prior to the expiration date. If you use
                                     the mail, we recommend that you use
                                     insured, registered mail, return receipt
                                     requested. If you cannot deliver your
                                     rights certificate to the subscription
                                     agent on time, you may follow the
                                     guaranteed delivery procedures described
                                     under "The Rights Offering--Guaranteed
                                     Delivery Procedures" beginning on page 26.
                                     If you hold shares of our common stock
                                     through a broker, custodian bank or other
                                     nominee, see "--How Rights Holders Can
                                     Exercise Rights Through Others" on page 3.

NO REVOCATION OR CHANGE              Once you submit the form of rights
                                     certificate to exercise any subscription
                                     rights, you may not revoke or change your
                                     exercise or request a refund of monies
                                     paid. All exercises of rights are
                                     irrevocable, even if you subsequently learn
                                     information about us that you consider to
                                     be unfavorable.

PAYMENT ADJUSTMENTS                  If you send a payment that is insufficient
                                     to purchase the number of shares requested,
                                     or if the number of shares requested is not
                                     specified in the rights certificate, the
                                     payment received will be applied to
                                     exercise your subscription rights to the

                                     extent of the payment. If the payment
                                     exceeds the amount necessary for the full
                                     exercise of your subscription rights, the
                                     excess will be returned to you as soon as
                                     practicable. You will not receive interest
                                     or a deduction on any payments refunded to
                                     you under the rights offering.

OVER-SUBSCRIPTION RIGHTS             We do not expect all of our stockholders to
                                     exercise all of their basic subscription
                                     rights. If you fully exercise your basic
                                     subscription right, the over-subscription
                                     right of each right entitles you to
                                     subscribe for additional shares of our
                                     common stock unclaimed by other holders of
                                     rights in this offering at the same
                                     subscription price per share. If an
                                     insufficient number of shares is available
                                     to fully satisfy all over-subscription
                                     right requests, the available shares will
                                     be distributed proportionately among rights
                                     holders who exercise their
                                     over-subscription right based on the number
                                     of shares each rights holder subscribed for
                                     under the basic subscription right. The
                                     subscription agent will return any excess
                                     payments by mail without interest or
                                     deduction promptly after the expiration of
                                     the subscription period.

HOW RIGHTS HOLDERS CAN EXERCISE      If you hold our common stock through a
RIGHTS THROUGH OTHERS                broker, custodian bank or other nominee, we
                                     will ask your broker, custodian bank or
                                     other nominee to notify you of the rights
                                     offering. If you wish to exercise your
                                     rights, you will need to have your broker,
                                     custodian bank or other nominee act for
                                     you. To indicate your decision, you should
                                     complete and return to your broker,
                                     custodian bank or other nominee the form
                                     entitled "Beneficial Owners Election Form."
                                     You should receive this form from your
                                     broker, custodian bank or other nominee
                                     with the other rights offering materials.
                                     You should contact your broker, custodian
                                     bank or other nominee if you believe you
                                     are entitled to participate in the rights
                                     offering but you have not received this
                                     form.

HOW FOREIGN STOCKHOLDERS AND         The subscription agent will not mail rights
STOCKHOLDERS WITH APO OR FPO         certificates to you if you are a
ADDRESSES CAN EXERCISE RIGHTS        stockholder whose address is outside the
                                     United States or if you have an Army Post
                                     Office or a Fleet Post Office address.
                                     Instead, we will have the subscription
                                     agent hold the subscription rights
                                     certificates for your account. To exercise
                                     your rights, you must notify the
                                     subscription agent prior to 11:00 a.m., New
                                     York City time, at least three business
                                     days prior to the expiration date, and

                                     establish to the satisfaction of the
                                     subscription agent that it is permitted to
                                     exercise your subscription rights under
                                     applicable law. If you do not follow these
                                     procedures by such time, your rights will
                                     expire and will have no value.

MATERIAL UNITED STATES FEDERAL       A holder should not recognize income or
INCOME TAX CONSEQUENCES              loss for United States Federal income tax
                                     purposes in connection with the receipt or
                                     exercise of subscription rights in the
                                     rights offering. For a detailed discussion,
                                     see "Material United States Federal Income
                                     Tax Consequences." You should consult your
                                     tax advisor as to the particular
                                     consequences to you of the rights offering.

ISSUANCE OF OUR COMMON STOCK         We will issue certificates representing
                                     shares purchased in the rights offering as
                                     soon as practicable after the expiration
                                     date.

NO RECOMMENDATION TO RIGHTS          We are not making any recommendations as to
HOLDERS                              whether or not you should subscribe for
                                     shares of our common stock. You should
                                     decide whether to subscribe for shares
                                     based upon your own assessment of your best
                                     interests.

USE OF PROCEEDS                      The proceeds from the rights offering will
                                     be used for debt repayment, anticipated
                                     working capital needs and general corporate
                                     purposes. We may also use a portion of the
                                     net proceeds to acquire or invest in
                                     businesses, products and technologies that
                                     we believe are complementary to our own.
                                     However, we have no definitive agreements
                                     nor are we in serious discussions to
                                     acquire or invest in any business, product
                                     or technology. Pending these uses, the net
                                     proceeds will be invested in
                                     investment-grade, interest-bearing
                                     securities.

SUBSCRIPTION AGENT                   Mellon Investor Services LLC

         For additional information concerning the rights offering, see "The
Rights Offering," beginning on page 21.

RISK FACTORS

         Before investing in our common stock, you should carefully read and consider the information set forth in "Risk Factors" beginning on page 12 and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following summary consolidated financial data for the three months ended October 28, 2006 and October 29, 2005 included herein are derived from our unaudited consolidated Financial Statements and related notes thereto and the three fiscal years ended July 29, 2006, July 30, 2005 and July 31, 2004 included herein are derived from our audited consolidated Financial Statements and related notes thereto, which are contained in the documents incorporated by reference into this prospectus. Similarly, the following summary consolidated financial data should be read in conjunction with "Management's Discussion and
Analysis of Financial Condition and Results of Operation," and the audited consolidated Financial Statements and related notes thereto which are contained in the documents incorporated by reference into this prospectus. Historical results are not necessarily indicative of future results.

                                                             THREE MONTHS ENDED                        FISCAL YEARS ENDED
                                                       --------------------------------  -------------------------------------------
(IN THOUSANDS,
EXCEPT SHARE                                           OCTOBER 28,      OCTOBER 29,        JULY 29,         JULY 30,        JULY 31,
AMOUNTS)                                                   2006             2005             2006             2005           2004(1)
INCOME STATEMENT                                       -----------      -----------       -----------     -----------    -----------
DATA:
Net sales ......................................        $ 19,286         $ 16,239         $ 83,014         $ 84,872        $ 83,827
Gross margin ...................................           4,011            3,735           19,358           22,281          21,315
Selling, general and
administrative .................................           3,342            2,999           13,619           16,452          15,907
Research and development .......................             430              353            1,562            1,636           1,562
Litigation settlement costs ....................               0              500              697              300           3,652
Operating income ...............................             239             (117)           3,480            3,893             194
Minority interest ..............................               0               (3)             108              393             559
Provision for income taxes .....................             408              172            1,758            2,054           8,691
                                                        --------         --------         --------         --------        --------
Income (loss) from continuing
operation ......................................            (487)            (483)             269              193         (10,729)
Discontinued operations ........................            --               --               (175)             199          (5,095)
Net income (loss) ..............................            (487)            (483)              94              392         (15,824)
                                                        ========         ========         ========         ========        ========
Net income (loss) per share -
Basic
    Continuing operations ......................        $  (0.04)        $  (0.05)        $   0.02         $   0.02        $  (1.04)
    Discontinued operation .....................            --               --              (0.01)            0.02           (0.49)
Net income (loss) per basic share . ............        $  (0.04)        $  (0.05)        $   0.01         $   0.04        $  (1.53)
Net income (loss) per share -
Diluted
    Continuing operations ......................        $  (0.04)        $  (0.05)        $   0.02         $   0.01        $  (1.04)
    Discontinued operation .....................            --               --              (0.01)            0.02           (0.49)
                                                        --------         --------         --------         --------        --------
Net income (loss) per diluted
share ..........................................        $  (0.04)        $  (0.05)        $   0.01         $   0.03        $  (1.53)
                                                        ========         ========         ========         ========        ========

Weighted average shares
outstanding - Basic ............................          11,646           10,630           11,244           10,490          10,334
Weighted average shares
outstanding - Diluted ..........................          11,646           10,630           12,076           11,465          10,334

                                                                 5

                                                                                          AS OF
                                                       -----------------------------------------------------------------------------
                                                       OCTOBER 28,      OCTOBER 29,        JULY 29,         JULY 30,        JULY 31,
                                                           2006             2005             2006             2005           2004(1)
                                                       -----------      -----------       -----------     -----------    -----------
BALANCE SHEET DATA:
Working capital ....................................    $  7,857        $  11,274         $  6,935         $ 10,122        $  7,764
Total assets .......................................      49,887           39,291           49,153           40,776          49,261
Long-term debt and subordinated
note ...............................................       6,453            7,907            5,133            6,454           7,038
Stockholders' equity ...............................      12,248            8,780           12,814            9,228           7,775

(1) Net loss for the year ended July 30, 2004 includes a $9,794 income tax provision related to the establishment of a deferred tax valuation allowance. In addition, net loss reflects the accrual of a $3,199 charge related to the DOD investigation of our RFI Corporation subsidiary and $454 related to a motion filed in February 2004 related to the warrants to purchase common stock that were issued in fiscal year 2002.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:       WHAT IS A RIGHTS OFFERING?

A:       A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage ownership of the
         Company.

Q:       WHY ARE WE ENGAGING IN A RIGHTS OFFERING AND HOW WILL WE USE THE
         PROCEEDS FROM THE RIGHTS OFFERING?

A:       The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. The net proceeds will be used for debt repayment, anticipated working capital needs and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we in serious discussions to acquire or invest in any business, product or technology. See "Use of
         Proceeds."

Q:       AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

A:       No.

Q:       WHAT IS THE BASIC SUBSCRIPTION RIGHT?

A:       Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $[____] per share.

Q:       WHAT IS THE OVER-SUBSCRIPTION RIGHT?

A:       We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription right provides stockholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription right, the over-subscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Q:       HOW WAS THE $[___] PER SHARE SUBSCRIPTION PRICE ESTABLISHED?

A:       A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights.
         Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the
         Company or our common stock.

Q:       WHO WILL RECEIVE SUBSCRIPTION RIGHTS?

A:       Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of [______]
         [_], 2006, the record date.

Q:       HOW MANY SHARES MAY I PURCHASE IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A:       You will receive one non-transferable subscription right for each share of our common stock that you owned on [______] [__], 2006, the record date. Each subscription right evidences a right to purchase [__] share of our common stock at a subscription price of $[____] per share. You may exercise any number of your subscription rights.

Q:       WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:       If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company. However, the percentage of the common stock of the Company that you own will decrease and your voting rights and other rights will be diluted if and to the extent that other stockholders exercise their subscription rights. Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on [______]
         [_], 2006, subject to extension, the expiration date.

Q:       DOES THE COMPANY NEED TO ACHIEVE A CERTAIN PARTICIPATION LEVEL IN ORDER
         TO COMPLETE THE RIGHTS OFFERING?

A:       No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.

Q:       CAN THE COMPANY TERMINATE THE RIGHTS OFFERING?

A:       Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the rights offering. See "The Rights Offering--Expiration of the Rights
         Offering and Extensions, Amendments and Termination."

Q:       MAY I TRANSFER MY SUBSCRIPTION RIGHTS IF I DO NOT WANT TO PURCHASE ANY
         SHARES?

A:       No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon the death of the recipient.

Q:       WHEN WILL THE RIGHTS OFFERING EXPIRE?

A:       The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on [______]
         [_], 2006, unless we decide to extend the rights offering expiration date until some later time. See "The Rights Offering--Expiration of the
         Rights Offering and Extensions, Amendments and Termination." The
         subscription agent must actually receive all required documents and payments before the expiration date. There is no maximum duration for the rights offering.

Q:       HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

A:       You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights
         Offering--Guaranteed Delivery Procedures" beginning on page 26. If you hold shares of our common stock through a broker, custodian bank or other nominee, see "The Rights Offering--Beneficial Owners" beginning on page 28.

Q:       WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY
         SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER
         NOMINEE?

A:       If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights,

         you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled
         "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:       WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING, BUT I
         AM A STOCKHOLDER WITH A FOREIGN ADDRESS OR A STOCKHOLDER WITH AN APO OR
         FPO ADDRESS?

A:       The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00
         a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:       WILL I BE CHARGED A SALES COMMISSION OR A FEE IF I EXERCISE MY
         SUBSCRIPTION RIGHTS?

A:       We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Q:       ARE THERE ANY CONDITIONS TO MY RIGHT TO EXERCISE MY SUBSCRIPTION
         RIGHTS?

A:       Yes. The rights offering is subject to certain limited conditions.
         Please see "The Rights Offering--Conditions to the Rights Offering."

Q:       HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE RIGHTS
         OFFERING?

A:       Neither we, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the "Risk Factors" section of this document, and of your best interests.

Q:       MAY STOCKHOLDERS IN ALL STATES PARTICIPATE IN THE RIGHTS OFFERING?

A:       Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:       HAVE ANY STOCKHOLDERS INDICATED THEY WILL EXERCISE THEIR RIGHTS?

A:       Yes. Steel Partners II, L.P. ("Steel Partners") has indicated to the
         Company that it intends to exercise all of its rights, but has not made any formal commitment to do so. Steel Partners has also indicated its intention to over-subscribe for the maximum amount of shares it can over-subscribe for without endangering the availability of the
         Company's net operating loss carryforwards under Section 382 of the
         Internal Revenue Code.

Q:       IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

A:       The exercise of your subscription rights involves significant risks.
         Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors,"
         beginning on page 12.

Q:       HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

A:       The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately [_________] shares of common stock. In that case, we will have approximately [__________] shares of common stock outstanding after the rights offering. This would represent an increase of approximately [__]% in the number of outstanding shares of common stock. However, we do not expect that all of subscription rights will be exercised.

Q:       WHAT WILL BE THE PROCEEDS OF THE RIGHTS OFFERING?

A:       If we sell all the shares being offered, we will receive gross proceeds of approximately $10 million. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our stockholders will participate in the rights offering. We reserve the right to limit the exercise of rights by certain stockholders in order to protect against an unexpected "ownership change" for federal income tax purposes. This may affect our ability to receive gross proceeds of up to $10 million in the rights offering.

Q:       AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?

A:       No. Once you exercise and send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $[__] per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $[__]
         per share. See "The Rights Offering--No Revocation or Change."

                                       10

Q:       WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF
         EXERCISING MY SUBSCRIPTION RIGHTS?

A:       A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see "Material United States Federal Income Tax Consequences." You
         should consult your tax advisor as to the particular consequences to you of the rights offering.

Q:       IF THE RIGHTS OFFERING IS NOT COMPLETED, FOR ANY REASON, WILL MY
         SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

A:       Yes. If the rights offering is not completed, for any reason, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or deduction.

Q:       IF I EXERCISE MY SUBSCRIPTION RIGHTS, WHEN WILL I RECEIVE SHARES OF
         COMMON STOCK I PURCHASED IN THE RIGHTS OFFERING?

A:       We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00
         p.m., New York City time, on the [____] business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering--Guaranteed Delivery Procedures."

Q:       TO WHOM SHOULD I SEND MY FORMS AND PAYMENT?

A:       If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to Mellon Investor Services LLC, the subscription agent. The address for delivery to the subscription agent is as follows:

----------------------------------------------------------------------------------------------------------------------
               BY MAIL:                          BY OVERNIGHT COURIER:                        BY HAND:
----------------------------------------------------------------------------------------------------------------------
Mellon Investor Services LLC             Mellon Investor Services LLC           Mellon Investor Services LLC
Attn: Reorganization Department          Attn: Reorganization Department        Attn: Reorganization Department
P.O. Box 3301                            Newport Office Center VII              120 Broadway, 13th Floor
South Hackensack, NJ 07606               480 Washington Boulevard               New York, NY 10271
                                         Jersey City, NJ 07310
----------------------------------------------------------------------------------------------------------------------
               Facsimile (for eligible)                                    Confirm facsimile by
               institutions only): (201) 680-9626                          telephone ONLY: (201) 680-4860
----------------------------------------------------------------------------------------------------------------------

                                                          11

         Your delivery to an address or other than by the methods set forth above will not constitute valid delivery.

Q:       WHAT IF I HAVE OTHER QUESTIONS?

A:       If you have other questions about the rights offering, please contact our information agent, Mellon
         Investor Services LLC, by telephone at (866) 680-6579.

         FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE "THE RIGHTS
OFFERING" BEGINNING ON PAGE 21.

                                  RISK FACTORS

         You should carefully read and consider the following risk factors together with all of the other information included in this prospectus in evaluating us and our common stock and before you decide to exercise your subscription rights to purchase shares of our common stock. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. You should carefully consider the following risk factors, other information included in this prospectus and information contained in our periodic reports that we will file with the Securities and Exchange Commission.
The material risks and uncertainties described below are related to this offering. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

RISKS RELATED TO OUR BUSINESS

OUR WORKING CAPITAL NEEDS ARE FINANCED IN PART BY CREDIT FACILITIES WITH U.S.
BANKS. WE HAVE NEEDED TO OBTAIN WAIVERS FROM OUR U.S. LENDERS FOR COVENANT
VIOLATIONS FOR THE PAST FIVE QUARTERS DUE TO LESS THAN ANTICIPATED OPERATING
RESULTS.

On October 25, 2006, the Company and its U.S. Lender signed an amendment to its
U.S. revolving credit and term loan credit facility which waived covenant violations existing as of July 29, 2006 and adjusted the financial covenants for future periods based on a business plan the Company provided to its lender. On
December 6, 2006, the lender waived an additional covenant violation for the first quarter of fiscal 2007 and adjusted that covenant level going forward through the maturity of the credit facility. Should the Company's results be less than anticipated in the business plan, the Company could have future covenant violations. If the Company and its lender were unable to cure the violations by signing a waiver agreement, or through other means, the Company could be in default under the credit agreement and the bank would have the ability to stop revolving credit borrowings under the facility and accelerate

                                       12

the maturity of any outstanding balances of approximately $2.3 million. If additional sources of debt or equity capital were not available at that point, such acceleration could have a material adverse impact on the Company's financial position.

FAILURE BY US TO ADHERE TO OUR ADMINISTRATIVE AGREEMENT WITH THE DEFENSE
LOGISTICS AGENCY COULD RESULT IN OUR DEBARMENT FROM DOING BUSINESS WITH THE U.S.
GOVERNMENT.

         On April 5, 2005, the Company announced that it had reached an administrative agreement with the U.S. Defense Logistics Agency (the "DLA"), a component of the U.S. Department of Defense (the "DOD"), which provides that the
Company's RFI subsidiary will not be debarred from doing business with the U.S.
Government entities as long as RFI maintains its compliance program and adheres to the terms of the administrative agreement. If RFI fails to maintain its compliance program or RFI or the Company fails to adhere to the terms of the administrative agreement, the DLA could debar the Company or RFI from doing business with U.S. Government entities. This agreement relates to the inadequacy of prior military specification testing, record keeping and general operating procedures. The Company and its RFI subsidiary are in full compliance with current DLA requirements.

OUR BUSINESS IS BASED ON TECHNOLOGY THAT IS NOT PROTECTED BY PATENT OR OTHER
RIGHTS.

         The technology and designs underlying our products are unprotected by patent rights. Our future success is dependent primarily on unpatented trade secrets and on the innovative skills, technological expertise and management abilities of our employees. Because we do not have patent rights in our products, our technology may not preclude or inhibit competitors from producing products that have identical performance as our products. In addition, we cannot guarantee that any protected trade secret could ultimately be proven valid if challenged. Any such challenge, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources and, if successful, require us to pay monetary damages.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

         A number of foreign and domestic companies have developed, or are expected to develop, products that compete or will compete with our products.
Many of these competitors offer a range of products in areas other than those in which we compete, which may make such competitors more attractive to hospitals, radiology clients, general purchasing organizations and other potential customers. In addition, many of our competitors and potential competitors are larger and have greater financial resources than we do and offer a range of products broader than our products. Some of the companies with which we now compete or may compete in the future have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical and personnel resources than we do, and may be better positioned to continue to improve their technology in order to compete in an evolving industry.

                                       13

OUR DELAY OR INABILITY TO OBTAIN ANY NECESSARY U.S. OR FOREIGN REGULATORY
CLEARANCES OR APPROVALS FOR OUR PRODUCTS COULD HARM OUR BUSINESS AND PROSPECTS.

         Our medical imaging products, with the exception of certain veterinary lines, are the subject of a high level of regulatory oversight. Any delay in our obtaining or our inability to obtain any necessary U.S. or foreign regulatory approvals for new products could harm our business and prospects. There is a limited risk that any approvals or clearances, once obtained, may be withdrawn or modified, which could create delays in shipping our product, pending re-approval. Medical devices cannot be marketed in the U.S. without clearance or approval by the Food & Drug Administration ("FDA"). Our Medical Systems Group
businesses must be operated in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Our manufacturing facilities and business practices are subject to periodic regulatory audits and quality certifications and we do self-audits to monitor our compliance. In general, corrective actions required as a result of these audits do not have a significant impact on our manufacturing operations; however there is a limited risk that delays caused by a potential response to extensive corrective actions could impact our operations. Virtually all of our products manufactured or sold overseas are also subject to approval and regulation by foreign regulatory and safety agencies. If we do not obtain these approvals, we could be precluded from selling our products or required to make modifications to our products which could delay bringing our products to market. Because our product lines are mature, new product changes are in general relatively minor, and accordingly regulatory approval is more streamlined.

WE MUST RAPIDLY DEVELOP NEW PRODUCTS IN ORDER TO COMPETE EFFECTIVELY.

         Technology in our industry, particularly in the x-ray and medical imaging businesses, evolves rapidly, and making timely product innovations is essential to our success in the marketplace. The introduction by our competitors of products with improved technologies or features may render our existing products obsolete and unmarketable. If we cannot develop products in a timely manner in response to industry changes, or if our products do not perform well, our business and financial condition will be adversely affected. Also, our new products may contain defects or errors which give rise to product liability claims against us or cause the products to fail to gain market acceptance.

         It is generally accepted that digital radiography will become the dominant technology used in hospitals and imaging clinics throughout the world over the next 10 to 15 years. Currently, there are a number of competing technologies available in connection with the digitization of x-ray images.
However, due to the high cost of this technology, many institutions have not yet adopted digital technology. In addition, there is uncertainty as to which technology system will be accepted as the industry-leading protocol for image digitization and communication. Lack of an adequate digital capability could impact our business and result in a loss of market share.

                                       14

A SHORTAGE OF AN ADEQUATE SUPPLY OF RAW MATERIALS COULD INCREASE OUR COSTS AND
CAUSE A DELAY IN OUR ABILITY TO SHIP PRODUCT AND FULFILL ORDERS. A LARGE PORTION
OF OUR MANUFACTURING COSTS CONSIST OF THE COST OF MATERIALS AND AN INCREASE IN
THESES COSTS COULD ADVERSELY IMPACT OUR GROSS MARGINS.

         The Company relies on external sources to supply its raw materials, which consist primarily of mechanical subassemblies, electronic components,
x-ray tubes and x-ray generators in the Medical Systems Group and electronic components and subassemblies and metal enclosures for its products in the Power
Conversion Group. The Company's ability to meet future demand and manufacture its products is dependent on these sources of supply. If disruptions in these sources of supply cause shortages of raw materials, our ability to ship products to customers will be impacted. In addition, due to the high material cost component of our manufactured goods, our gross margins would be adversely impacted by increases in raw material costs we may be unable to pass along to our customers due to market conditions.

DUE TO THE SIGNIFICANCE OF OUR INTERNATIONAL OPERATIONS, POLITICAL OR ECONOMIC
CHANGES IN THE VARIOUS COUNTRIES OR REGIONS WE MANUFACTURE IN OR SELL OUR
PRODUCTS TO COULD IMPACT OUR FINANCIAL CONDITION.

         International sales, including products manufactured at our facility in
Milan, Italy, as well as products manufactured in the U.S., comprised 64% and
54% of consolidated revenues for fiscal years 2006 and 2005, respectively. Our future results could be adversely affected by a variety of international risks, including unfavorable foreign currency exchange rates; difficulties in managing and staffing international operations; political or social unrest; economic instability or natural disasters; environmental or trade protection measures;
changes in governmental or other entities buying patterns and tender order procedures; changes in other regulatory or certification requirements. In addition any changes in Italian tax laws including changes in withholding on dividends from our Italian subsidiary or other restrictions on transfers of funds to the U.S. could impact our financial condition.

WE MUST CONDUCT OUR BUSINESS OPERATIONS WITHOUT INFRINGING ON THE PROPRIETARY
RIGHTS OF THIRD PARTIES.

         Although we believe our products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future or that, if asserted, any infringement claim will be successfully defended. A successful claim, or any claim, against us could distract our management's attention from other business concerns and adversely affect our business, financial condition and results of operations.

POTENTIAL PAYMENTS REQUIRED UNDER A CHANGE OF CONTROL AGREEMENT WITH A FORMER
CEO COULD UNDULY BURDEN OUR COMPANY.

         The Company's employment agreement with Samuel E. Park, a former CEO of the Company, provides for payments upon certain changes of control. The
Company's Board of Directors elected at the Company's Annual Meeting of
Stockholders held on May 29, 2003, had previously reviewed the "change of control" provisions regarding payments totaling up to approximately $1,800,000 under the employment agreement between the Company and Mr. Park. As a result of

                                       15

this review and based upon, among other things, the advice of special counsel, the Company's Board of Directors determined that no obligation to pay these amounts has been triggered. Prior to his departure from the Company on October
10, 2003, Mr. Park orally informed the Company that, after reviewing the matter with his counsel, he believed that the obligation to pay these amounts has been triggered. On October 27, 2003, the Company received a letter from Mr. Park's counsel demanding payment of certain sums and other consideration pursuant to the Company's employment agreement with Mr. Park, including these change of control payments. On November 17, 2003, the Company filed a complaint against
Mr. Park seeking a declaratory judgment that no change in control payment was or is due to Mr. Park, and that an amendment to the employment contract with Mr.
Park regarding advancement and reimbursement of legal fees is invalid and unenforceable. Mr. Park answered the complaint and asserted counterclaims seeking payment from the Company based on his position that a "change in control" occurred in June 2003. Mr. Park is also seeking other consideration he believes he is owed under his employment agreement. The Company filed a reply to
Mr. Park's counterclaims denying that he is entitled to any of these payments.
Discovery in this matter was conducted and completed. Following discovery, the
Company and Mr. Park filed motions for summary judgment on the issues related to change in control and the amendment to the employment agreement, which motions have been fully submitted to the Court for consideration. To date, no decision has been issued by the Court on these motions. If Mr. Park prevails on his claims and the payments he seeks are required to be paid in a lump sum, these payments may have a material adverse effect on the Company's liquidity.

THERE IS A RISK THAT OUR INSURANCE WILL NOT BE SUFFICIENT TO PROTECT US FROM
PRODUCT LIABILITY CLAIMS, OR THAT, IN THE FUTURE, PRODUCT LIABILITY INSURANCE
WILL NOT BE AVAILABLE TO US AT A REASONABLE COST, IF AT ALL.

         Our business involves the risk of product liability claims inherent to the medical device business. We maintain product liability insurance subject to certain deductibles and exclusions. There is a risk that our insurance will not be sufficient to protect us from product liability claims, or that product liability insurance will not be available to us at a reasonable cost, if at all.
An uninsured or underinsured claim could materially harm our operating results or financial condition.

WE FACE RISKS ASSOCIATED WITH HANDLING HAZARDOUS MATERIALS AND PRODUCTS.

         Our research and development activity involves the controlled use of hazardous materials, such as toxic and carcinogenic chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for any resulting damages, and such liability could be extensive. We are also subject to substantial regulation relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. The failure to comply with such regulations could subject us to, among other things, fines and criminal liability.

                                       16

OUR BUSINESS COULD BE HARMED IF OUR PRODUCTS CONTAIN UNDETECTED ERRORS OR
DEFECTS OR DO NOT MEET CUSTOMER SPECIFICATIONS.

         We are continuously developing new products and improving our existing products. Newly introduced or upgraded products can contain undetected errors or defects. In addition, these products may not meet their performance specifications under all conditions or for all applications. If, despite our internal testing and testing by our customers, any of our products contains errors or defects, or any of our products fails to meet customer specifications, we may be required to recall or retrofit these products. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction and negative publicity and could harm our business and prospects.

RISKS RELATED TO OUR COMMON STOCK GENERALLY

OUR COMMON STOCK HAS BEEN DELISTED FROM THE NASDAQ NATIONAL MARKET AND WE CANNOT
PREDICT WHEN OR IF EVER IT WILL BE LISTED ON ANY NATIONAL SECURITIES EXCHANGE.

         Due to our past failure to comply with the United States Securities
Laws, our common stock was suspended from trading on the NASDAQ National Market in December 2000. Current pricing information on our common stock has been available in the "pink sheets" published by National Quotation Bureau, LLC. The
"pink sheets" is an over-the-counter market which generally provides significantly less liquidity than established stock exchanges or the NASDAQ
National Market, and quotes for stocks included in the "pink sheets" are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely in the "pink sheets" may be difficult to obtain, and stockholders may find it difficult to resell their shares. In order to be re-listed, we will need to meet certain listing requirements. There can be no assurance that we will be able to meet such listing requirements.

WE HAVE A LIMITED TRADING MARKET AND OUR STOCK PRICE MAY BE VOLATILE.

         There is a limited public trading market for our common stock in the
"pink sheets." We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained.

         The experiences of other small companies indicate that the market price for our common stock could be highly volatile. Many factors could cause the market price of our common stock to fluctuate substantially, including:

         o     future announcements concerning us, our competitors or other companies with whom we have business relationships;

         o     changes in government regulations applicable to our business;

         o     overall volatility of the stock market and general economic conditions;

         o     changes in our earnings estimates or recommendations by analysts;
               and

                                       17

         o     changes in our operating results from quarter to quarter.

Accordingly, substantial fluctuations in the price of our common stock could limit the ability of our current stockholders to sell their shares at a favorable price.

THE SEASONALITY OF OUR REVENUE MAY ADVERSELY IMPACT THE MARKET PRICES FOR OUR
SHARES.

         Our revenue is typically lower during the first quarter of each fiscal year due to the shut-down of operations in our Milan, Italy and Bayshore, New
York facilities for part of August. This seasonality causes our operating results to vary from quarter to quarter and these fluctuations could adversely affect the market price of our common stock.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE AVAILABLE FOR FUTURE SALE AND COULD
DEPRESS THE MARKET PRICE OF OUR STOCK.

         As of October 29, 2006, an aggregate of 11,660,524 shares of our common stock were outstanding. In addition, as of October 29, 2006, there were outstanding warrants to purchase 940,370 shares of our common stock and options to purchase 1,855,996 shares of our common stock, 1,527,243 of which were fully vested. Also, this offering could result in another [______] shares of our common stock being outstanding. Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock and could impair our future ability to raise capital through offerings of our equity securities. A large volume of sales by holders exercising the warrants or options could have a significant adverse impact on the market price of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS ON SHARES OF OUR COMMON STOCK IN THE
FORESEEABLE FUTURE.

         We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. Our credit facility with our U.S. lender restricts our ability to pay dividends.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC
DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

         Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our business prospects.

RISKS RELATED TO THE RIGHTS OFFERING

THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING IS NOT AN INDICATION OF OUR
VALUE.

         A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights. Other factors considered in setting the

                                       18

subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock.

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

         We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS IN FULL, YOUR PERCENTAGE
OWNERSHIP AND VOTING RIGHTS IN US WILL LIKELY EXPERIENCE DILUTION.

         If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company. However, if you choose not to exercise your subscription rights, your percentage ownership and voting rights in us will experience dilution if and to the extent that other stockholders exercise their subscription rights. In that event, the percentage ownership, voting rights and other rights of all stockholders who do not fully exercise their subscription rights will be diluted.

YOU MAY NOT REVOKE YOUR SUBSCRIPTION EXERCISE AND COULD BE COMMITTED TO BUYING
SHARES ABOVE THE PREVAILING MARKET PRICE.

         Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock falls below the subscription price, you will have committed to buying shares of common stock at a price above the market price. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the price you paid for such shares.

                                       19

BECAUSE WE MAY TERMINATE THE OFFERING AT ANY TIME PRIOR TO THE EXPIRATION DATE,
YOUR PARTICIPATION IN THE RIGHTS OFFERING IS NOT ASSURED.

         We may terminate the offering at any time prior to the expiration date.
If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders as soon as practicable, without interest or deduction.

YOU WILL NEED TO ACT PROMPTLY AND TO CAREFULLY FOLLOW THE SUBSCRIPTION
INSTRUCTIONS, OR YOUR EXERCISE OF RIGHTS MAY BE REJECTED.

         Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm on [______] [_], 2006, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

IF YOU USE A PERSONAL CHECK TO PAY FOR THE SHARES, IT MAY NOT CLEAR IN TIME TO
ENABLE YOU TO PURCHASE SHARES IN THIS RIGHTS OFFERING.

         Any personal check used to pay for shares to be issued in the rights offering must clear prior to the expiration date, and the clearing process may require seven or more business days. If you choose to exercise your rights, in whole or in part, and to pay for shares by personal check and your check does not clear prior to the expiration date of the rights offering, you will not have satisfied the conditions to exercise your rights and will not receive the shares you attempted to purchase and your subscription rights will expire and be of no value. If you choose to pay for shares by personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears prior to the expiration date.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain certain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities
Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may,"
"should," "expect," "hope," "anticipate," "believe," "intend," "plan,"

                                       20

"estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under "Risk
Factors," that could cause our actual results, performance, prospects or opportunities in 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, customers' acceptance of our new and existing products, the risk that we will not be able to compete successfully, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price and the potential fluctuation in our operating results Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. You should read carefully the factors described in the "Risk Factors" section of this prospectus and our recent SEC filings for information regarding risk factors that could affect our results. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

                               THE RIGHTS OFFERING

THE SUBSCRIPTION RIGHTS

         BASIC SUBSCRIPTION RIGHTS

         We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is [______] [_], 2006, at no charge, one non-transferable subscription right for each share of common stock owned, for a total of [________] shares. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase one share of our common stock at a price of $[___] per share, the subscription price, upon timely delivery of the required documents and payment of the subscription price. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on [______] [_], 2006, the expiration date for the rights offering, subject to extension. After the expiration date, the subscription rights will expire and will have no value. See below "--Expiration of the Rights Offering and Extensions, Amendments and Termination." You are not
required to exercise all of your subscription rights. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased as soon as practicable after the rights offering has expired.

         OVER-SUBSCRIPTION RIGHTS

         Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

                                       21

         If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all over-subscribing stockholders purchased through the basic subscription right. However, if your pro-rata allocation exceeds the number of shares you requested on your rights certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription rights.

         As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

EXPIRATION OF THE RIGHTS OFFERING AND EXTENSIONS, AMENDMENTS AND TERMINATION

         You may exercise your subscription rights at any time prior to 5:00
p.m., New York City time, on [______] [_], 2006, the expiration date for the rights offering. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

         We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended.
We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing such extension no later than
9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

         We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event

                                       22

all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.

CONDITIONS TO THE RIGHTS OFFERING

         We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or deduction.
See also "--Expiration of the Rights Offering and Extensions, Amendments and
Termination."

METHOD OF EXERCISING SUBSCRIPTION RIGHTS

         The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment prior to 5:00 p.m., New
York City time, on [______] [_], 2006, the expiration date of the rights offering. Rights holders may exercise their rights as follows:

         SUBSCRIPTION BY REGISTERED HOLDERS

         Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled "--Delivery of Subscription
Materials and Payment," on or prior to the expiration date.

         SUBSCRIPTION BY DTC PARTICIPANTS

         Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the
Depository Trust Company, or DTC. Such holders may exercise these rights through
DTC's PSOP Function on the "agents subscription over PTS" procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent.
DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled
"--Guaranteed Delivery Procedures," subscriptions accepted by the subscription

                                       23

agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

         SUBSCRIPTION BY BENEFICIAL OWNERS

         Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf prior to the expiration date. A rights holder's subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder's full subscription price payment prior to the expiration date.

METHOD OF PAYMENT

         Payments must be made in full in U.S. currency by:

         o     check or bank draft payable to Mellon Investor Services LLC, the subscription agent, drawn against a U.S. bank; or

         o     postal, telegraphic or express money order payable to the
               subscription agent.

         Any personal check used to pay for shares of common stock must clear the appropriate financial institutions prior to the expiration date. The clearing house may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of a personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Rights certificates received after that time will not be honored, and we will return your payment to you as soon as practicable, without interest or deduction.

         The subscription agent will be deemed to receive payment upon:

         o     clearance of any uncertified check deposited by the subscription agent;

         o     receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank; or

         o     receipt by the subscription agent of any postal, telegraphic or express money order.

         You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR
PAYMENTS TO US. Except as described below under "--Guaranteed Delivery
Procedures," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The

                                       24

risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

         The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take seven or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier's check or money order to avoid missing the opportunity to exercise your subscription rights should you decide to do so

         Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See "--Medallion Guarantee May be Required."

MEDALLION GUARANTEE MAY BE REQUIRED

         Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of
Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

         o     your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

         o     you are an eligible institution.

SUBSCRIPTION AGENT

         The subscription agent for this rights offering is Mellon Investor
Services LLC. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

INFORMATION AGENT

         The information agent for this rights offering is Mellon Investor
Services LLC. We will pay all fees and expenses of the information agent related to the rights offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering. The information agent can be contacted at the following address and telephone number:

                                       25

                          Mellon Investor Services LLC
                            480 Washington Boulevard
                              Jersey City, NJ 07310
                       Toll Free Telephone: (866) 680-6579
        Direct line for Banks and Brokers to Call Collect: (201) 680-6590

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

         You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:
----------------------------------------------------------------------------------------------------------------------
               BY MAIL:                          BY OVERNIGHT COURIER:                        BY HAND:
----------------------------------------------------------------------------------------------------------------------
Mellon Investor Services LLC             Mellon Investor Services LLC           Mellon Investor Services LLC
Attn: Reorganization Department          Attn: Reorganization Department        Attn: Reorganization Department
P.O. Box 3301                            Newport Office Center VII              120 Broadway, 13th Floor
South Hackensack, NJ 07606               480 Washington Boulevard               New York, NY 10271
                                         Jersey City, NJ 07310
----------------------------------------------------------------------------------------------------------------------
               Facsimile (for eligible)                                    Confirm facsimile by
               institutions only): (201) 680-9626                          telephone ONLY: (201) 680-4860
----------------------------------------------------------------------------------------------------------------------

         Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

         You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

GUARANTEED DELIVERY PROCEDURES

         The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery.
On or prior to the expiration date, the subscription agent must receive payment in full for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a
commercial bank or trust company having an office or correspondent in the United
States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The

                                       26

subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

         In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer
Association approved medallion program such as STAMP, SEMP or MSP.

         Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under "--Delivery of
Subscription Materials and Payment."

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

         If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

ESCROW ARRANGEMENTS

         The subscription agent will hold funds received in payment of the subscription price in a segregated account until the rights offering is completed or withdrawn and terminated.

NOTICE TO BENEFICIAL HOLDERS

         If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.
If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee
Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

                                       27

BENEFICIAL OWNERS

         If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners
Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

SUBSCRIPTION PRICE

         The subscription price is $[___] per share.

         A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market.

         The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company.
You should not consider the subscription price as an indication of the value of the Company or our common stock.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS

         We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within

                                       28

such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

         Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

REGULATORY LIMITATION

         We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

NO REVOCATION OR CHANGE

         Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

NON-TRANSFERABILITY OF THE RIGHTS

         The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

RIGHTS OF SUBSCRIBERS

         You will have no rights as a stockholder with respect to shares you subscribe for in the rights offering until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment and any other required documents to the subscription agent.

INTENDED PURCHASES

         Steel Partners has indicated to the Company that it intends to exercise all of its rights, but has not made any formal commitment to do so. Steel
Partners has also indicated its intention to over-subscribe for the maximum amount of shares it can over-subscribe for without endangering the availability

                                       29

of the Company's net operating loss carryforwards ("NOLs") under Section 382 of the Internal Revenue Code.

FOREIGN STOCKHOLDERS AND STOCKHOLDERS WITH APO OR FPO ADDRESSES

         The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an
Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account.
To exercise your rights, you must notify the subscription agent prior to 11:00
a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

NO BOARD RECOMMENDATION

         An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the "Risk Factors" section of this prospectus.
Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

PROTECTION MECHANICS

         Our ability to utilize our NOLs against future taxable income, if any, could be substantially reduced if we were to undergo an "ownership change"
within the meaning of Section 382 of the Internal Revenue Code. Section 382
generally restricts the use of an NOL after an "ownership change" to an annual amount equal to the value of the company (generally measured by the value of its outstanding stock) multiplied by the long-term tax-exempt rate. An "ownership change" is generally a more than 50 percentage point increase in stock ownership, during a moving 3-year testing period, by "5% shareholders". In determining ownership, certain attribution provisions and constructive ownership provisions apply, including the following:

         o     Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother's family group would include her spouse, all her children and her grandchildren.

         o     Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity.
               Attribution will also occur through tiered entity structures.

         o     Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

         o     Ownership may not be structured with an abusive principal purpose of avoiding these rules.

                                       30

         We have the right, in our sole and absolute discretion, to limit the exercise of rights, including instructing the subscription agent to refuse to honor any exercise of rights, by 5% shareholders or a subscriber to the extent its exercise of rights might, in our sole and absolute discretion, result in a subscriber owning 5% or more of our common stock.

         In order to protect against an unexpected "ownership change" for federal income tax purposes, we have implemented the protection mechanics as follows:

         o     by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to the purchase of the common stock, an owner, either direct or
               indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 1.2 million shares of our common stock;

         o     if an exercise would result in the subscriber owning more than
               1.2 million shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading "Subscription Agent;"

         o     if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns; and

         o     we have the right to instruct the subscription agent to refuse to honor a subscriber's exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning
               5% or more of our common stock.

         By exercising rights in the offering, you agree that:

         o     the protection mechanics are valid, binding and enforceable against you;

         o     any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

         o     we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

         Based on the [________] shares of our common stock currently outstanding, and the potential that we may issue as many as [________] shares pursuant to this rights offering, [________] shares of our common stock may be issued and outstanding following the rights offering, an increase in the number of outstanding shares of our common stock of approximately [__]%.

                                       31

FEES AND EXPENSES

         We will pay all fees charged by the subscription agent in connection with the distribution and exercise of the rights. You are responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with the exercise or transfer of the subscription rights. Neither we nor the subscription agent will pay such expenses.

QUESTIONS ABOUT EXERCISING SUBSCRIPTION RIGHTS

         If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under "--Delivery of
Subscription Materials and Payment."

OTHER MATTERS

         We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

                                 USE OF PROCEEDS

         The net proceeds from this rights offering are expected to be used for debt repayments, anticipated working capital needs and general corporate purposes. We may also eventually use a portion, if available, of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complimentary to our own; however, we have no definitive agreements, nor are we currently in serious discussions, to acquire or invest in any business, product or technology. Pending these uses, the net proceeds will be invested in investment grade, interest bearing securities.

         Assuming adequate net proceeds, after estimated offering costs, are raised, we plan to immediately use those net proceeds to retire our U. S. term bank debt and to reduce our outstanding U. S. revolving bank credit balance to zero. Amounts outstanding under these facilities as of October 28, 2006 were
$2.3 million. The term bank debt is scheduled to mature in 2008 and bears interest at prime plus 0.75%. The revolving credit facility expires in 2008 and outstanding borrowings bear interest at prime plus 0.5%. Should we not raise sufficient capital in this rights offering to completely retire our outstanding
U. S. bank debt as described above, we will use available net proceeds to pay

                                       32

down the U. S. bank term loan as much as possible first and then pay down the U.
S. revolving bank credit balance as much as possible second. Thirdly, to the extent available, we will also use $700,000 of the net proceeds to settle an intercompany loan between our U.S. and our Italian subsidiaries. Our consolidated results will not be materially affected by this settlement.

         In addition to the above, we note that our subordinated debt of $2.5 million as of October 28, 2006 is scheduled to mature on March 28, 2007.

                                 CAPITALIZATION

         The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of October 28, 2006. The pro forma information gives effect to an assumed $8.0 million equity raise from this rights offering and the use of a portion of those proceeds to pay down specific outstanding indebtedness.

         For purposes of this table, we have assumed that $8.0 million is raised in this rights offering. However, it is impossible to predict how many rights will be exercised in this offering and therefore how much gross proceeds will actually be raised.

         This table should be read in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus.

                                                                                                October 28, 2006
                                                                                           --------------------------
                                                                                             Actual        Pro Forma
                                                                                           --------------------------
                                                                                              (Dollars in Thousands)
                                                                                           --------------------------
Cash and cash equivalents ......................................................           $    522       $  6,022(1)
                                                                                           ==========================
Short-term credit facilities ...................................................           $  4,739       $  4,208(2)
Current portion of long-term bank debt .........................................                999            799(2)
Subordinated note, due March 28, 2006 ..........................................              2,481          2,481
Long-tem bank debt .............................................................              6,453          4,884
                                                                                           --------------------------
     Total debt ................................................................             14,672         12,372

Common stock - $0.10 par value, 20,000,000 shares authorized,
     12,283,294 shares and 20,283,294 shares issued on an actual and
     pro forma basis, respectively .............................................              1,228          2,028(3)
Additional paid-in capital .....................................................             67,740         74,740(3)
Accumulated other comprehensive income .........................................              1,418          1,418
Accumulated deficit ............................................................            (52,592)       (52,592)
Treasury stock - 622,770 shares ................................................             (5,546)        (5,546)
                                                                                           --------------------------
     Total stockholders' equity ................................................             12,248         20,048
                                                                                           --------------------------
Total capitalization ...........................................................           $ 26,920       $ 32,420
                                                                                           ==========================
----------------
(1)      Pro forma balance reflects $8.0 million of gross proceeds from the rights offering, less $200,000 of offering costs and $2.3 million used to retire outstanding indebtedness.

(2)      Pro forma balances reflect the use of net proceeds from the rights offering to retire certain U. S. bank debt of an aggregate of $2.3 million.

                                       33

(3)      Pro forma balances reflect $8.0 million of new capital raised in the rights offering less $200,000 of offering costs. In addition to the issued shares as disclosed above, as of October 28, 2006, we have
         2,796,366 shares that can be issued pursuant to outstanding stock options and warrants. Additionally, in our November 17, 2006, Special
         Meeting of Stockholders, we increased our authorized number of common shares to 50,000,000.

The table above assumes that 80% of the rights offered hereby are exercised to result in $8.0 million of gross proceeds. Should, for illustrative purposes, only 50% of the rights offered hereby be exercised, pro forma cash and cash equivalents, total stockholders' equity and total capitalization would each be reduced by approximately $3.0 million. Should a lower portion of the rights offered hereby be exercised, net proceeds may not be sufficient to actually retire all of the $2.3 million of debt reflected above as being retired.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of the material United States
Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes.
This discussion is based on the Internal Revenue Code of 1986, as amended,
Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are United States persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

         We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance.
The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.
ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH
RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE
RELATED SHARE ISSUANCE TO SUCH HOLDER.

         The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering should be as follows:

         1.    A holder should not recognize taxable income for United States
Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

         2.    Except as provided in the following sentence, a holder's tax basis in the subscription rights received in the rights offering should be zero.
If either (i) the fair market value of the subscription rights on the date such

                                       34

         subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States
Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. Holders exercising subscription rights will be notified by us in the event that the fair market value of the subscription rights on the date such subscription rights are distributed equals or exceeds 15% of the fair market value of the Common Stock on such date.

         3.    A holder which allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

         4.    A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

                              PLAN OF DISTRIBUTION

         We are making this rights offering directly to you, the holders of our common stock, on a pro rata basis for each share of our common stock held on
[______] [__], 2006, the record date for this rights offering.

         We will pay Mellon Investor Services LLC, the subscription agent, a fee of approximately $[_____] for its services in connection with this rights offering (which includes the subscription agent's fees associated with the exercise of rights). We have also agreed to reimburse the subscription agent for its reasonable expenses and indemnify it from liabilities it may incur in connection with the rights offering. We estimate that our total expenses in connection with the rights offering, including registration, legal and accounting fees, will be approximately $[_____].

         We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

                                       35

                                  LEGAL MATTERS

         Certain legal matters, including the validity and binding effect of the subscription rights and the validity of the shares of common stock offered pursuant to the rights offering will be passed upon for us by Olshan Grundman
Frome Rosenzweig & Wolosky LLP of New York, NY.

                                     EXPERTS

         The financial statements and schedule as of and for the years ended
July 29, 2006 and July 30, 2005 incorporated by reference in this prospectus and registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The financial statements, the related financial statement schedules, incorporated in this prospectus by reference from the Company's Annual Report on
Form 10-K for the year ended July 31, 2004 have been audited by Deloitte &
Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC.
Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street,
N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters
Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The
SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

         Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "DGTC.PK." Our website is located at
http://www.delglobal.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We have "incorporated by reference" into this prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any

                                       36

information that we subsequently file with the SEC that is incorporated by reference as described below will automatically update and supersede any previous information that is part of this prospectus.

         We incorporate by reference into this prospectus our documents listed below and any documents we file subsequently with the Securities and Exchange
Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange
Act of 1934 until this offering is completed:

         (1)   our Annual Report on Form 10-K for the fiscal year ended July 29,
2006;

         (2)   our Current Report on Form 8-K dated November 9, 2006;

         (3)   Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended July 29,2006;

         (4)   our Current Report on Form 8-K dated November 22, 2006;

         (5)   our Current Report on Form 8-K dated November 22, 2006;

         (6)   our Quarterly Report on Form 10-Q for the quarter ended October
28, 2006; and

         (7)   our Current Report on Form 8-K dated December 11, 2006;

         You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

                          Del Global Technologies Corp.
                             11550 West King Street
                         Franklin Park, Illinois, 60131
                               Attn: Mark A. Zorko
                            Telephone: (847) 288-7000

         You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus.
You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

                                       37

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission
(the "Commission") registration fee.

SEC Registration Fee                                                             $ 1,070.00
Subscription Agent Fees and Expenses                                                 *
Information Agent Fees and Expenses                                                  *
Legal Fees and Expenses                                                              *
Accounting Fees and Expenses                                                      10,000
Costs of Printing                                                                    *
Miscellaneous Expenses                                                               *
                                                                           ----------------------
Total                                                                            $   *
                                                                           ======================

*  To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to the provisions of Sections 721 through 726 of the
New York Business Corporation Law (the "BCL"), which provides for indemnification of officers and directors in certain transactions. Article V of
Del Global's Amended and Restated Bylaws ("Bylaws") and Articles XI(b) and XII
of Del Global's Certificate of Incorporation provide for indemnification of directors and officers to the full extent permitted by the BCL.

         The BCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses
(including attorneys' fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action being adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

         The BCL provides that the indemnity obligations of a corporation shall only arise if authorized (i) by the board of directors acting by a quorum consisting of directors who are not parties to the proceeding upon a finding that the officer or director has met the applicable standard of conduct, or (ii)
if a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs; (A) by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances, or (B) by the stockholders upon a finding that the officer or

                                      II-1

director has met the applicable standard of conduct. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity. We also are authorized under our Bylaws to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.

         In addition to our indemnification obligations contained in our Bylaws and Certificate of Incorporation, we have entered into an indemnification agreement with each of our directors and officers providing for the advancement or reimbursement by Del Global of such person's payments to satisfy judgments, fines, penalties, amounts paid in settlement, and reasonable expenses in defense of any claim made or threatened to be made against such person arising by reason of the fact that such person is or was a director or officer of, or served at the request of, Del Global. However, no such indemnification shall be made if a judgment or final adjudication adverse to the person establishes that either (i)
his acts were committed in bad faith or were the result of active and deliberate dishonesty, and were material to the claim adjudicated or (ii) that he personally gained a financial profit or other advantage to which he was not legally entitled. If the indemnified person is successful in the defense of a claim, he shall be entitled to indemnification by Del Global. Otherwise and unless ordered by a court, Del Global's obligations to indemnify the person are subject to the condition that a reviewing person or body appointed by the board of directors will not have determined that the indemnified person would not be permitted to be indemnified under applicable law. The determination by the reviewing party is conclusive and binding. However, if the indemnified person has commenced legal proceedings to determine whether he should be indemnified, then any determination by the reviewing party will not be binding until a final judicial determination has been made.

         If there is a change of control in Del Global, then with respect to questions regarding indemnification, Del Global shall seek legal advice from an independent counsel selected by the indemnified person (and approved by Del
Global) who has not performed services for Del Global for 10 years. The independent counsel will be the reviewing party and render a written opinion as to whether and to what extent the person would be permitted to be indemnified under applicable law.

         The indemnification agreement also authorizes Del Global to establish and fund a trust, for the benefit of a person to be indemnified in an amount sufficient to satisfy all expenses, including any and all judgments, fines, penalties and amounts paid in settlement of any and all claims against the indemnified person by reason of the fact that he was or is a director or officer that are from time to time actually paid or claimed, reasonably anticipated or proposed to be paid.

         In the event the indemnified person is ultimately found not to be entitled to indemnification, the indemnified person undertakes to reimburse Del
Global for amounts previously advanced or reimbursed in connection with the claim.

                                      II-2

ITEM 16.  EXHIBITS

Exhibit Number   Description
---------------  ---------------------------------------------------------------
    5.1*         Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

   23.1          Consent of BDO Seidman, LLP

   23.2          Consent of Deloitte & Touche, LLP

   23.3*         Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
                 (contained in Exhibit 5.1)

   24.1          Power of Attorney (included on the signature page to this
                 Registration Statement)

   99.1          Subscription Certificate

   99.2          Instructions For Use of Del Global Subscription Certificate

   99.3          Notice of Guaranteed Delivery

   99.4          Letter to Stockholders who are Record Holders

   99.5          Letter to Stockholders who are Beneficial Holders

   99.6          Letter to Clients of Stockholders who are Beneficial Holders

   99.7          Nominee Holder Certification Form

   99.8          Beneficial Owner Election Form

*To be filed by amendment

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)     To include any prospectus required by Section 10(a)(3) of
                       the Securities Act of 1933;

               (ii)    To reflect in the prospectus any facts or events arising
                       after the effective date of the registration statement
                       (or the most recent post-effective amendment thereof)
                       which, individually or in the aggregate, represent a
                       fundamental change in the information set forth in the
                       registration statement. Notwithstanding the foregoing,
                       any increase or decrease in volume of securities offered
                       (if the total dollar value of securities offered would
                       not exceed that which was registered) and any deviation
                       from the low or high end of the estimated maximum
                       offering range may be reflected in the form of prospectus
                       filed with the Commission pursuant to Rule 424(b) if, in
                       the aggregate, the changes in volume and price represent
                       no more than 20 percent change in the maximum aggregate

                                      II-3

                       offering price set forth in the "Calculation of
                       Registration Fee" table in the effective registration
                       statement.

               (iii)   To include any material information with respect to the
                       plan of distribution not previously disclosed in the
                       registration statement or any material change to such
                       information in the registration statement;

         PROVIDED, HOWEVER, That:

               (A)     Paragraphs (1)(i) and (1)(ii) do not apply if the
                       registration statement is on Form S-8, and the
                       information required to be included in a post-effective
                       amendment by such clauses is contained in reports filed
                       with or furnished to the Securities and Exchange
                       Commission by the Registrant pursuant to Section 13 or
                       Section 15(d) of the Securities Exchange Act of 1934 that
                       are incorporated by reference in the Registration
                       Statement; and

               (B)     Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if
                       the registration statement is on Form S-3 or Form F-3 and
                       the information required to be included in a
                       post-effective amendment by those paragraphs is contained
                       in reports filed with or furnished to the Securities and
                       Exchange Commission by the Registrant pursuant to Section
                       13 or Section 15(d) of the Securities Exchange Act of
                       1934 that are incorporated by reference in the
                       Registration Statement, or is contained in a form of
                       prospectus filed pursuant to Rule 424(b) that is part of
                       the Registration Statement.

               (C)     Provided further, however, that paragraphs (1)(i) and
                       (1)(ii) do not apply if the registration statement is for
                       an offering of asset backed securities on Form S-1 or
                       Form S-3, and the information required to be included in
                       a post-effective amendment is provided pursuant to Item
                       1100(c) of Regulation AB.

         (2)   That, for the purpose of determining any liability under the
               Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3)   To remove from registration by means of a post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4)   That, for purposes of determining liability under the Securities
               Act of 1933 to any purchaser:

               (i)     If the Registrant is relying on Rule 430B:

               (A)     Each prospectus filed by the Registrant pursuant to Rule
                       424(b)(3) shall be deemed to be part of the registration
                       statement as of the date the filed prospectus was deemed
                       part of and included in the registration statement; and

                                      II-4

               (B)     Each prospectus required to be filed pursuant to Rule
                       424(b)(2), (b)(5), or (b)(7) as part of a registration
                       statement in reliance on Rule 430B relating to an
                       offering made pursuant to Rule 415(a)(1)(i), (vii), or
                       (x) for the purpose of providing the information required
                       by Section 10(a) of the Securities Act of 1933 shall be
                       deemed to be part of and included in the registration
                       statement as of the earlier of the date such form of
                       prospectus is first used after effectiveness or the date
                       of the first contract of sale of securities in the
                       offering described in the prospectus. As provided in Rule
                       430B, for liability purposes of the issuer and any person
                       that is at that date an underwriter, such date shall be
                       deemed to be a new effective date of the registration
                       statement relating to the securities in the registration
                       statement to which that prospectus relates, and the
                       offering of such securities at that time shall be deemed
                       to be the initial BONA FIDE offering thereof. PROVIDED,
                       HOWEVER, that no statement made in a registration
                       statement or prospectus that is part of the registration
                       statement or made in a document incorporated or deemed
                       incorporated by reference into the registration statement
                       or prospectus that is part of the registration statement
                       will, as to a purchaser with a time of contract of sale
                       prior to such effective date, supersede or modify any
                       statement that was made in the registration statement or
                       prospectus that was part of the registration statement or
                       made in any such document immediately prior to such
                       effective date; or

               (ii)    If the Registrant is subject to Rule 430C, each
                       prospectus filed pursuant to Rule 424(b) as part of a
                       registration statement relating to an offering, other
                       than registration statements relying on Rule 430B or
                       other than prospectuses filed in reliance on Rule 430A,
                       shall be deemed to be part of and included in the
                       registration statement as of the date it is first used
                       after effectiveness. PROVIDED, HOWEVER, that no statement
                       made in a registration statement or prospectus that is
                       part of the registration statement or made in a document
                       incorporated or deemed incorporated by reference into the
                       registration statement or prospectus that is part of the
                       registration statement will, as to a purchaser with a
                       time of contract of sale prior to such first use,
                       supersede or modify any statement that was made in the
                       registration statement or prospectus that was part of the
                       registration statement or made in any such document
                       immediately prior to such date of first use.

         (5)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

               The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the

                                      II-5

               following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i)     Any preliminary prospectus or prospectus of the
                       undersigned Registrant relating to the offering required
                       to be filed pursuant to Rule 424;

               (ii)    Any free writing prospectus relating to the offering
                       prepared by or on behalf of the undersigned Registrant or
                       used or referred to by the undersigned Registrant;

               (iii)   The portion of any other free writing prospectus relating
                       to the offering containing material information about the
                       undersigned Registrant or its securities provided by or
                       on behalf of the undersigned Registrant; and

               (iv)    Any other communication that is an offer in the offering
                       made by the undersigned Registrant to the purchaser.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in this
Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-6

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Franklin Park, state of Illinois, on December
12, 2006.

                                    DEL GLOBAL TECHNOLOGIES CORP.

                                           /s/ James A. Risher
                                           -------------------------------------
                                    By:    James A. Risher
                                    Title: President and Chief Executive Officer

                                           /s/ Mark A. Zorko
                                           -------------------------------------
                                    By:    Mark A. Zorko
                                    Title: Chief Financial Officer

                                      II-7

                                POWER OF ATTORNEY

         Each person whose signature appears below authorizes Mark A. Zorko and
James A. Risher, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Del Global Technologies Corp., and to file any amendments
(including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

        Signature                                        Title                  Date
-------------------------   -----------------------------------------  ---------------------

/s/ James A. Risher         President and Chief Executive Officer      December 12, 2006
-------------------------
James A. Risher

/s/ Mark A. Zorko           Chief Financial Officer                    December 12, 2006
-------------------------
Mark A. Zorko

/s/ James R. Henderson      Chairman of the Board                      December 12, 2006
-------------------------
James R. Henderson

/s/ Merrill A. McPeak       Director                                   December 12, 2006
-------------------------
Merrill A. McPeak

/s/ Gerald M. Czarnecki     Director                                   December 12, 2006
-------------------------
Gerald M. Czarnecki

/s/ James A. Risher         Director                                   December 12, 2006
-------------------------
James A. Risher

                                      II-8

                                INDEX TO EXHIBITS

Exhibit Number   Description
---------------  ---------------------------------------------------------------
    5.1*         Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

   23.1          Consent of BDO Seidman, LLP

   23.2          Consent of Deloitte & Touche, LLP

   23.3*         Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
                 (contained in Exhibit 5.1)

   24.1          Power of Attorney (included on the signature page to this
                 Registration Statement)

   99.1          Subscription Certificate

   99.2          Instructions For Use of Del Global Subscription Certificate

   99.3          Notice of Guaranteed Delivery

   99.4          Letter to Stockholders who are Record Holders

   99.5          Letter to Stockholders who are Beneficial Holders

   99.6          Letter to Clients of Stockholders who are Beneficial Holders

   99.7          Nominee Holder Certification Form

   99.8          Beneficial Owner Election Form

*To be filed by amendment

                                      II-9